Exhibit 99.1
Warren Ligan or Cindy Klimstra
Investor Relations
1-408-576-7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
1-408-576-7189
renee.brotherton@flextronics.com
CEO OF VIRGIN MOBILE USA JOINS FLEXTRONICS’ BOARD
SINGAPORE, June 18, 2009—Flextronics (NASDAQ: FLEX) today announced that Daniel H. Schulman, chief executive officer and director of Virgin Mobile USA, joined the Company’s Board of Directors. Mr. Schulman was elected at Flextronics’ board meeting today.
“I am extremely pleased to welcome Dan to the Board. His deep knowledge and immense experience in the wireless and telecommunications sectors will add significantly to the executive leadership of our organization,” said Mike McNamara, chief executive officer of Flextronics. “We look forward to his guidance on key objectives moving forward as we continually enhance the competitive positioning of segment offerings such as those in infrastructure and mobile.”
Mr. Schulman joined Virgin Mobile USA as chief executive officer in 2001 with nearly two decades of telecommunications experience from prior roles with companies such as AT&T. Prior to his current position as chief executive officer and director for Virgin Mobile USA, Mr. Schulman served as the chief executive officer of Priceline.com, a position he held from June 1999 to May 2001. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T. Mr. Schulman is also member of the board of directors of Symantec and the chair of its compensation committee. Mr. Schulman also serves on the board of trustees of Rutgers University and Autism Speaks. He holds an M.B.A. from New York University and a bachelor’s degree from Middlebury College.
Flextronics also announced that Ajay Shah will retire from the Board at the Company’s 2009 Annual General Meeting. McNamara continued, “We appreciate the wealth of insight and technology expertise that Ajay has provided Flextronics and we have been honored to have him on our Board. On behalf of the Board, I wish him all the best.”
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2009 revenues of US$30.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
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